PURCHASE AND CONTRIBUTION AGREEMENT


Dated as of June 10, 1999


Between

WITCO CORPORATION

as Seller

and

WITCO FUNDING CORPORATION

as Purchaser



TABLE OF CONTENTS
                                                      Page

PRELIMINARY STATEMENTS                                 1

ARTICLE I     DEFINITIONS                              1
SECTION 1.01.  Certain Defined Terms                   1
Adverse Claim                                          1
Affiliate                                              1
Alternate Base Rate                                    1
Business Day                                           2
Collection Agent                                       2
Collection Agent Default                               2
Collection Agent Fee                                   2
Collections                                            2
Contract                                               3
Contributed Receivable                                 3
Credit and Collection Policy                           3
Debt                                                   3
Defaulted Receivable                                   3
Deferred Purchase Price                                3
Delinquent Receivable                                  4
Designated Account" or "Designated Accounts            4
Designated Bank                                        4
Designated Obligor                                     4
Dilution                                               4
Discount                                               4
Eligible Receivable                                    4
ERISA                                                  6
Event of Termination                                   6
Facility                                               6
Facility Termination Date                              6
Federal Funds Rate                                     6
General Trial Balance                                  7
Incipient Event of Termination                         7
Indemnified Amounts                                    7
Lock-Box Account                                       7
Lock-Box Bank                                          7
Obligor                                                7
Outstanding Balance                                    7
Person                                                 7
Purchase                                               8
Purchase Date                                          8
Purchase Price                                         8
Purchased Receivable                                   8
Purchaser Loan                                         8
Receivable                                             8
Related Security                                       8
Sale Agreement                                         9
Seller Report                                          9
Settlement Date                                        9
Transferred Receivable                                 9
UCC                                                    9
SECTION 1.02.  Other Terms                             9
ARTICLE II      AMOUNTS AND TERMS OF PURCHASES AND
CONTRIBUTIONS                                          9
SECTION 2.01.  Facility                                9
SECTION 2.02.  Making Purchases                       10
SECTION 2.03.  Collections.                           10
SECTION 2.04.  Settlement Procedures                  11
SECTION 2.05.  Payments and Computations, Etc.        12
SECTION 2.06.  Contributions                          12
ARTICLE III     CONDITIONS OF PURCHASES               12
SECTION 3.01.  Conditions Precedent to Initial
Purchase from the Seller                              12
SECTION 3.02.  Conditions Precedent to All Purchases  13
ARTICLE IV     REPRESENTATIONS AND WARRANTIES         14
SECTION 4.01.  Representations and Warranties of the
Seller                                                14
ARTICLE V     COVENANTS                               17
SECTION 5.01.  Covenants of the Seller                17
SECTION 5.02.  Covenant of the Seller and the
Purchaser                                             22
ARTICLE VI     ADMINISTRATION AND COLLECTION          22
SECTION 6.01.  Designation of Collection Agent        22
SECTION 6.02.  Duties of Collection Agent             22
SECTION 6.03.  Collection Agent Fee                   23
SECTION 6.04.  Certain Rights of the Purchaser        23
SECTION 6.05.  Rights and Remedies.                   24
SECTION 6.06.  Transfer of Records to Purchaser.      25
ARTICLE VII   EVENTS OF TERMINATION                   25
SECTION 7.01.  Events of Termination                  25
ARTICLE VIII   INDEMNIFICATION                        27
SECTION 8.01.  Indemnities by the Seller              27
ARTICLE IX     MISCELLANEOUS                          29
SECTION 9.01.  Amendments, Etc.                       29
SECTION 9.02.  Notices, Etc.                          30
SECTION 9.03.  Binding Effect; Assignability          30

SECTION 9.04.  Costs, Expenses and Taxes              30
SECTION 9.05.  No Proceedings                         31
SECTION 9.06.  Confidentiality                        31
SECTION 9.07.  GOVERNING LAW                          31
SECTION 9.08.  Third Party Beneficiary                31
SECTION 9.09.  Execution in Counterparts              31

EXHIBITS

EXHIBIT A          Form of Opinion of Counsel for the Seller
EXHIBIT B          Credit and Collection Policy
EXHIBIT C          Lock-Box Banks
EXHIBIT D          Form of Deferred Purchase Price Note


PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of June 10, 1999

          WITCO CORPORATION, a Delaware corporation (the
"Seller"), and WITCO FUNDING CORPORATION, a Delaware corporation
(the "Purchaser"), agree as follows:

          PRELIMINARY STATEMENTS . (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

          (2) The Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

          (3)     The Seller may also wish to contribute
Receivables to the capital of the Purchaser on the terms set forth herein.

          NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.01.   Certain Defined Terms .  As used in this
Agreement, the following terms shall have the following meanings
(such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Adverse Claim " means a lien, security interest or other charge or any other encumbrance.

     "Affiliate "means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or, with respect to an individual, is a director or officer of such Person.

     "Alternate Base Rate " means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

     (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.'s base rate;

     (b) 0.50% above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

     (c)     the Federal Funds Rate.

     "Business Day " means any day on which banks are not authorized or required to close in New York City.

     "Collection Agent " means at any time the Person then authorized pursuant to Section 6.01 to administer and collect
Transferred Receivables.

     "Collection Agent Default " means any of the following events:

     (i) the Collection Agent (if the Seller or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under Section 6.02 and such failure shall remain unremedied (in the reasonable judgment of the Purchaser) for 10 days following delivery of written notice of such failure from the Purchaser; or

     (ii) the Collection Agent (if the Seller or any of its Affiliates) shall fail to make when due any payment or deposit to be made by it under this Agreement; or

     (iii) the occurrence and continuance of any Event of Termination under Section 7.01(b), Section 7.01(c) (with respect to any representation or warranty made by the Collection Agent),
Section 7.01(e), Section 7.01(f), Section 7.01(g), Section 7.01(j) (with respect to the Collection Agent), Section 7.01(i) (with respect to the Collection Agent) or Section 7.01(j).

     "Collection Agent Fee " has the meaning specified in Section
6.03.

     "Collections " means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by the Seller or any other Person as a Collection pursuant to Section 2.04.

     "Contract " means an agreement now or hereafter existing between the Seller and an Obligor pursuant to or under which such Obligor shall be obligated to pay for the provision or sale of specialty chemical products or services from time to time.

     "Contributed Receivable " has the meaning specified in
Section 2.06.

     "Control Agreement" means a Control Agreement with respect to Designated Banks in substantially the form attached hereto as Annex B-1.

     "Credit and Collection Policy " means those receivables credit and collection policies and practices of the Seller in effect on the date of this Agreement applicable to the Receivables and described in Exhibit B hereto, as modified in compliance with this Agreement.

     "Debt " means (i) indebtedness for borrowed money,
(ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

     "Defaulted Receivable " means a Receivable:

     (i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment;

     (ii) as to which the Obligor thereof or any other Person obligated thereon or providing any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

     (iii)     which, consistent with the Credit and Collection
Policy, would be written off the Seller's books as uncollectible.

     "Deferred Purchase Price " means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash, which portion when added to the cumulative amount of all previous Deferred Purchase Prices (after giving effect to any payments made on account thereof) shall not exceed 25% of the Outstanding Balance of the Transferred Receivables. The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser's subordinated promissory note in the form of Exhibit D hereto.

     "Delinquent Receivable " means a Receivable that is not a Defaulted Receivable and:

     (i) as to which any payment, or part thereof, remains unpaid for more than 30 days and less than or equal to 90 days from the original due date for such payment or

     (ii)     which, consistent with the Credit and Collection
Policy, would be classified as delinquent by the Seller.

     "Designated Account" or "Designated Accounts " means one or more bank accounts established for the deposit of all Collections at a Designated Bank and subject to an executed Control
Agreement.

     "Designated Bank "means any bank or banks selected by the Collection Agent from time to time (initially, to be Mellon Bank) and approved by the Agent (such approval not to be unreasonably withheld) to establish a Designated Account.

     "Designated Obligor " means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor based on an analysis of the creditworthiness of such Obligor (as determined by the Purchaser (or its assignee) in its sole reasonable discretion), upon three Business Days' notice by the Purchaser to the Seller effective with respect to Eligible Receivables thereafter transferred by the Seller to the Purchaser.

     "Dilution " means, with respect to any Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any cash discount, discount for quick payment or other adjustment or setoff, excluding adjustments, reductions or cancellations in respect of such Obligor's bankruptcy or financial inability to pay.

     "Discount " means, in respect of each Purchase, 3% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of either of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by both of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

     "Eligible Receivable " means a Receivable:

     (i) the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto, and is not a government or a governmental subdivision or agency;

     (ii) the Obligor of which, at the time of the initial creation of an interest therein under this Agreement, is a Designated Obligor and is not the Obligor of any Defaulted
Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

     (iii) which at the time of the initial creation of an interest therein under this Agreement is not a Defaulted or Delinquent Receivable;

     (iv) which, according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor;

     (v) which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

     (vi) the purchase of which from the Purchaser with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

     (vii)     which is an "account" within the meaning of
Section 9-106 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable
Interest;

     (viii)     which is denominated and payable only in United
States dollars in the United States;

     (ix) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

     (x) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Purchaser, the Seller or the Obligor is in violation of any such law, rule or regulation in any material respect;

     (xi) which arises under a Contract which does not require the Obligor thereunder to consent to the transfer, sale or assignment of payment rights of the Purchaser or the Seller thereunder;

     (xii) which was generated in the ordinary course of the Seller's business;

     (xiii) which, at the time of the initial creation of an interest therein under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof except in a manner permitted under the Credit and Collection Policy;

     (xiv) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other reasonable criteria and requirements (relating to the Receivables) as the Purchaser may from time to time specify to the Seller upon 30 days' notice; and

    (xv) as to which, at or prior to the time of the initial creation of an interest therein under this Agreement, the Purchaser has not notified the Seller that such Receivable (or class of Receivables) is no longer acceptable for purchase by Ciesco and the Banks under the Sale Agreement for bona fide credit-related reasons.

     "ERISA " means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "Event of Termination " has the meaning specified in Section
7.01.

     "Facility " means the willingness of the Purchaser to consider making Purchases of Receivables from the Seller from time to time pursuant to the terms of this Agreement.

     "Facility Termination Date " means the earliest of (i) June
10, 2002, (ii) the date of termination of the Facility pursuant to Section 7.01 and (iii) the date which the Seller designates by at least two Business Days' notice to the Purchaser.

     "Federal Funds Rate " means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank, N.A. from three Federal funds brokers of recognized standing selected by it.

     "General Trial Balance " of the Seller on any date means the Seller's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

     "Incipient Event of Termination " means an event that but for notice or lapse of time or both would constitute an Event of Termination.

     "Indemnified Amounts " has the meaning specified in Section
8.01.

     "Lock-Box Account " means any Designated Account and any other bank account at a Lock-Box Bank subject to a Lock-Box
Agreement.

     "Lock-Box Bank " means (i) each Designated Bank, and (ii) prior to December 31, 1999, any of the other banks listed on
Schedule I that are the subject of an undated Lock-Box Agreement.

          "Material Adverse Effect" means any condition, event or series of events that has a material adverse effect on: (i) the Receivables or the collectibility of any material amount of funds with respect thereto; (ii) the rights of the Purchaser with respect to the Receivables and the rights set forth in this Agreement; (iii) the business, consolidated financial position, consolidated results of operation of the Seller and its Subsidiaries; (iv) the ability of the Purchaser, the Collection Agent or the Seller to perform their respective duties and obligations or exercise their rights and remedies under this Agreement and the Transaction Documents; or (v) the legality, validity or enforceability of the Transaction Documents.

     "Obligor " means a Person obligated to make payments to the Seller pursuant to a Contract.

     "OPA Assignment" means the assignment agreement, pursuant to which the Purchaser is assigning this Agreement to Citibank North America, Inc., as Agent under Sale Agreement, duly acknowledged and consented to by the Seller, in substantially the form of Annex E to the Sale Agreement.

     "Outstanding Balance " of any Receivable at any time means the then outstanding principal balance thereof.

     "Person " means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Purchase " means a purchase by the Purchaser of Receivables from the Seller pursuant to Article II.

     "Purchase Date " means each day on which a Purchase is made pursuant to Article II.

     "Purchase Price " for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the Seller's General Trial
Balance, minus the Discount for such Purchase.

     "Purchased Receivable " means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

     "Purchaser Loan " means any loan made by the Purchaser, at its option, to the Seller, upon the Seller's request, provided that (a) the aggregate principal amount at any one time outstanding of Purchaser Loans shall not exceed $30 million and
(b) no such Purchaser Loans may be made if an Event of Termination or an Incipient Event of Termination has occurred and is continuing, or would occur after giving effect thereto, or if any amounts are outstanding under the Deferred Purchase Price. Purchaser Loans made by the Purchaser hereunder shall be evidenced by promissory notes of the Seller in substantially the form of Exhibit E hereto.

     "Receivable " means the indebtedness of any Obligor, other than an Obligor which is not a United States resident, under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

     "Related Security " means with respect to any Receivable:

     (i)     all of the Seller's interest in any merchandise
(including returned merchandise) relating to any sale giving rise to such Receivable;

     (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

     (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

     (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

     "Sale Agreement " means that certain Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, Ciesco L.P., as purchaser, Citibank, N.A., Citicorp North America, Inc., as agent, and the Seller, as collection agent, as amended or restated from time to time.

     "Seller Report " means a report, in form and substance satisfactory to the Purchaser, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b).

     "Settlement Date " means the 15th day of each calendar month (or if such day is not a Business Day, the immediately succeeding Business Day); provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to the Collection Agent.

     "Transaction Documents" means this Agreement, the Sale
Agreement, each Lock-Box Agreement, each Control Agreement, the
OPA Assignment and all other agreements and documents delivered hereto or thereto.

     "Transferred Receivable " means a Purchased Receivable or a
Contributed Receivable.

     "UCC " means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

     SECTION 1.02. Other Terms . All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in
Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such
Article 9.

ARTICLE II

      AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

          SECTION 2.01. Facility . On the terms and conditions hereinafter set forth and without recourse to the Seller (except to the extent as is specifically provided herein), the Seller may at its option sell or contribute to the Purchaser all Receivables originated by it from time to time and the Purchaser may at its option purchase or accept as a contribution from the Seller all Receivables of the Seller from time to time, in each case during the period from the date hereof to the Facility Termination Date.

     SECTION 2.02.  Making Purchases .

          (a) Initial Purchase. The Seller shall give the Purchaser at least one Business Day's notice of its request for the initial purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase. The Purchaser shall promptly notify the Seller whether it has determined to make such Purchase. On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in
Article III pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

          (b) Subsequent Purchases. On each Business Day following the initial Purchase, unless either party shall notify the other party to the contrary, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller all Receivables originated by the Seller which have not previously been sold or contributed to the Purchaser; provided, however, that the Seller may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b). On the date of each such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

          (c) Payment of Purchase Price. The Purchase Price for each Purchase shall be paid on the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to the Seller's account designated by the Seller, (ii) an increase in the Deferred Purchase Price (subject at all times to the limitations contained in the definition thereof), or (iii) a credit against interest and/or principal owed by the Seller with respect to any Purchaser Loan. The allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Purchaser and the Seller.

          (d) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Seller as of such date (including Receivables which have been previously sold or contributed to the Purchaser hereunder). The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.

     SECTION 2.03.  Collections.   (a) Unless otherwise agreed,
the Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser's assignee all Collections of Transferred Receivables then held by the Collection Agent.

          (b) In the event that the Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser's assignee, the Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all Collections so deposited which are identified, to the Purchaser's satisfaction, to be Collections of Receivables which are not Transferred Receivables to the Seller.

          (c) On each Settlement Date, the Purchaser shall pay to the Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the Sale Agreement have been paid in full and all amounts then required to be set aside by the Purchaser or the Collection Agent under the Sale Agreement have been so set aside or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing. At such time following the Facility Termination Date when all Capital, Yield and other amounts owed by the Purchaser under the Sale Agreement shall have been paid in full, the Purchaser shall apply, on each Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price.

     SECTION 2.04. Settlement Procedures . (a) If on any day the Outstanding Balance of any Purchased Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any cash discount, discount for quick payment or other adjustment made by the Seller, or any set-off or dispute in respect of any claim by the Obligor thereof against the Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction but excluding adjustments, reductions or cancellations on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, whether pursuant to an adjustment of the payment amount for such Receivable in accordance with Section 6.02(c) or otherwise), the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction or adjustment. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection.

          (b) Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties made by the Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery. The Seller shall, upon not less than two Business Days' notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

          (c)  Except as stated in subsection (a) or (b) of this
Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

     SECTION 2.05.  Payments and Computations, Etc.   (a)  All
amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account designated by the Purchaser from time to time, which account shall initially be account no. 910-4-005385 at Chase Manhattan Bank.

          (b) The Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by the Seller (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 1.00% per annum above the Alternate Base Rate, payable on demand.

          (c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

     SECTION 2.06. Contributions . The Seller may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution. On the date of each such contribution and after giving effect thereto, the Purchaser shall own in fee simple the Receivables so identified and contributed (collectively, the "Contributed Receivables") and all Related Security with respect thereto. The foregoing notwithstanding, on the date of the initial Purchase hereunder the Seller agrees to contribute to the Purchaser all Receivables which are not included in such initial Purchase.

ARTICLE III

CONDITIONS OF PURCHASES

     SECTION 3.01. Conditions Precedent to Initial Purchase from the Seller . The initial Purchase of Receivables from the Seller hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

     (a) Certified copies of the resolutions of the Board of Directors of the Seller approving this Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

     (b) A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.

     (c) Acknowledgment copies of proper financing statements, duly filed on or before the date of the initial Purchase, naming the Seller as the seller/debtor and the Purchaser as the purchaser/ secured party, or other similar instruments or documents, as the Purchaser may deem necessary or desirable under the UCC of all appropriate jurisdictions or other applicable law to perfect the Purchaser's ownership of and security interest in the Transferred Receivables and Related Security and Collections with respect thereto.

     (d) Acknowledgment copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by the Seller.

     (e) Completed requests for information, dated on or before the date of such initial Purchase, listing the financing statements referred to in subsection (c) above and all other effective financing statements filed in the jurisdictions referred to in subsection (c) above that name the Seller as debtor, together with copies of such other financing statements (none of which shall cover any Transferred Receivables, Contracts or Related Security).

     (f) A favorable opinion of (i) Cravath, Swaine & Moore, counsel for the Seller, and (ii) internal counsel to the Seller, substantially in the form of Exhibit A hereto, and as to such other matters as the Purchaser may reasonably request.

     (g) An executed copy of the Control Agreement with the initial Designated Bank and undated executed copies of Lock-Box
Agreements to the other Lock-Box Banks.

     SECTION 3.02.  Conditions Precedent to All Purchases .  Each
Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

     (a) with respect to any such Purchase, on or prior to the date of such Purchase, the Seller shall have delivered to the Purchaser, (i) if requested by the Purchaser, the Seller's General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and the then outstanding Purchased Receivables and the aged balance thereof, in each case correlated to Purchases;

     (b) with respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a completed Seller Report for the most recently ended reporting period for which information is required pursuant to
Section 6.02(b) and containing such additional information as may reasonably be requested by the Purchaser;

     (c) The Seller shall have marked its master data processing records and, at the request of the Purchaser during the continuance of a Termination Event or Incipient Event of Termination, each Contract giving rise to Purchased Receivables and all other relevant records evidencing the Receivables which are the subject of such Purchase with a legend, acceptable to the Purchaser, stating that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement; and

     (d) on the date of such Purchase the following statements shall be true (and the Seller, by accepting the amount of such Purchase, shall be deemed to have certified that):

     (i)  The representations and warranties contained in Section
4.01 are correct on and as of the date of such Purchase as though made on and as of such date,

    (ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or would constitute an Incipient Event of Termination,

   (iii) The Purchaser shall not have delivered to the Seller a notice that the Purchaser shall not make any further Purchases hereunder, and

    (iv)  With respect to all Purchases made on or after January
1, 2000, the Purchaser shall have received evidence satisfactory to it that Collections are not being sent to any bank account other than a Designated Account; and

     (e) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     SECTION 4.01.  Representations and Warranties of the Seller
 .  The Seller represents and warrants as follows:

     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     (b) The execution, delivery and performance by the Seller of this Agreement and the other documents to be delivered by it hereunder, including the Seller's sale and contribution of Receivables hereunder and the Seller's use of the proceeds of Purchases, (i) are within the Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action,
(iii) do not contravene (1) the Seller's charter or by-laws,
(2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and
(iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of the Seller's interest in the Transferred Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by the Seller.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement or any other document to be delivered by it hereunder.

     (d) This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     (e) Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to Purchaser, enforceable against creditors of, and purchasers from, the Seller. The Seller shall have no remaining property interest in any Transferred Receivable.

     (f) The balance sheets of the Seller and its consolidated Subsidiaries as at December 31, 1998, and the related statements of income and retained earnings of the Seller and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent under the Sale Agreement, fairly present the financial condition of the Seller and its consolidated Subsidiaries as at such date and the results of the operations of the Seller and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 1999 there has been no change in the business (taken as a whole), consolidated financial condition or consolidated results of operation of the Seller and its consolidated Subsidiaries that reasonably could be expected to result in a Material Adverse Effect.

     (g) Except as disclosed in the Form 10-Q filed with the Securities and Exchange Commission on May 7, 1999, there is no action, suit or proceeding pending against or, to the knowledge of the Seller or any of its Subsidiaries, threatened against or affecting the Seller or any of its Subsidiaries before any court or arbitrator, any governmental body, agency or official that reasonably could be expected to result in a Material Adverse Effect.

     (h) No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (i) Each Receivable sold by the Seller hereunder (unless expressly purported not to be an Eligible Receivable) is an Eligible Receivable, and each such Receivable and each Transferred Receivable, together with the Related Security, is owned (prior to its sale or contribution hereunder) by the Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.

     (j) Each Seller Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by the Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (k) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b).

     (l) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C (as the same may be updated from time to time pursuant to Section 5.01(h)).

     (m) The Seller is not known by and does not use any tradename or doing-business-as name.

     (n) The purchase of each Receivable from the Seller and each reinvestment of Collections in Receivables of the Seller will constitute (i) a "current transaction" within the meaning of
Section 3(a)(3) of the Securities Act of 1933, as amended, and
(ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

     (o) With respect to any programs used by the Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent pursuant to Section 6.01(b) so that such new Collection Agent shall have the benefit of such programs (it being understood that, however, the Collection Agent, if other than the Seller, shall be required to be bound by a confidentiality agreement reasonably acceptable to the Seller).

     (p) The transfers of Transferred Receivables by the Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Seller.

ARTICLE V

COVENANTS

          SECTION 5.01. Covenants of the Seller . From the date hereof until the first day following the Facility Termination
Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

     (a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

     (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of the Seller set forth under its name on the signature page to this Agreement or, upon 30 days' prior written notice to the Purchaser, at any other locations in jurisdictions where all actions required by
Section 5.01(j) shall have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). The Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract. Without limiting the generality of the foregoing, the Seller will not reduce or suffer or permit reductions in the amounts payable by Obligors on the Receivables in the form of "volume rebate credits" (including, without limitation, with respect to Zeneca, Griffin, Monsanto and Occidental); provided, that, prior to the occurrence and continuance of any Event of Termination or Incipient Event of Termination, the Seller may grant "volume rebate credits" in an aggregate amount not to exceed $500,000 annually with respect to all Obligors.

     (d) Sales, Liens, Etc. Except for the sales and contributions of Receivables contemplated herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof, other than liens for taxes not yet due and payable.

     (e) Extension or Amendment of Transferred Receivables. Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any payment provisions of any Contract related thereto.

     (f) Change in Credit and Collection Policy. The Seller will not make any change in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

     (g) Audits. The Seller will, from time to time during regular business hours and following reasonable notice to the Seller, permit the Purchaser, or its agents, representatives or assigns, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause
(i) above, and to discuss matters relating to Transferred Receivables and the Related Security or the Seller's performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters; provided, however, prior to the occurrence and continuance of any Event of Termination or Incipient Event of Termination, audits, examinations and visits described in (i) and (ii) above (together with the audit rights set forth in Sections 5.02 and 6.06(a) of the Sale Agreement) shall occur no more frequently than annually.

     (h) Change in Payment Instructions to Obligors. The Seller will not add any bank or bank account as a Lock-Box Bank or Lock-Box Account to those listed in Exhibit C to this Agreement. The Seller will not add any bank as a Designated Bank unless the Purchaser shall have received notice of such addition (including an updated Exhibit C) and a fully executed copy of a lock-box notice agreement for each new Designated Bank. The Seller will terminate each Lock-Box Account (other than the Designated Accounts) on or prior to December 31, 1999. Following the delivery of any lock-box notice or lock-box notice agreement, the Seller will not make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box Bank, other than instructing Obligors that are making payments to a Lock-Box Account which is not a Designated Account to make payments to a Designated Account.

     (i) Deposits to Lock-Box Accounts. At all times on and prior to December 31, 1999, the Seller will deposit, or cause to be deposited, all Collections of Receivables solely into Lock-Box Accounts. At all times subsequent to December 31, 1999, the Seller will deposit, or cause to be deposited, all Collections of Receivables solely into a Designated Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables and shall promptly (and in any event within two Business Days) cause any Collections deposited in a Lock-Box Account and not relating to Receivables to be removed from the applicable Lock-Box Account.

     (j) Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further reasonable actions, that may be reasonably necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Purchaser or its assignee, (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Transferred Receivables; and
(B) deliver to the Purchaser copies of all Contracts relating to the Transferred Receivables and all records relating to such Contracts and the Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment).

          (ii) The Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

          (iii) The Seller shall perform its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

     (k)  Reporting Requirements.  The Seller will provide to the
Purchaser the following:

     (i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Seller, consolidated balance sheets of the Seller and its Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of the Seller and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, controller or other chief accounting officer of the Seller;

     (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller and its Subsidiaries, containing financial statements for such year audited by a "Big 4" accounting firm or other independent public accountants acceptable to the Purchaser;

     (iii) as soon as possible and in any event within five days after the Seller obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination, to the extent that such event is continuing, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or event and the action that the Seller has taken and proposes to take with respect thereto;

     (iv) promptly after the sending or filing thereof, copies of all reports that the Seller sends to any of its security holders, and copies of all reports and registration statements that the Seller or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

     (v) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $10,000,000;

     (vi) at least ten Business Days prior to any change in the name of the Seller, a notice setting forth the new name and the effective date thereof; and

     (vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Purchaser may from time to time reasonably request.

     (l)  Separate Conduct of Business.  The Seller will:
(i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser; (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the Sale Agreement;
(vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) prepare and disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) in manner that is wholly consistent with the conclusion that the assets of the Purchaser are not available to pay its creditors; and (ix) otherwise comply with (and cause to be true and correct) each of the facts and assumptions contained in Sections 2 through 4 on pages 5-8 of the opinion of Cravath, Swaine & Moore delivered pursuant to Section 3.01(g) and designated as Exhibit A to this Agreement.

     SECTION 5.02. Covenant of the Seller and the Purchaser . The Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the Seller to the Purchaser for all purposes and each contribution of Receivables hereunder shall be treated as an absolute transfer of such Receivables by the Seller to the Purchaser for all purposes. The Seller and the Purchaser shall record each Purchase and contribution as a sale or purchase or capital contribution, as the case may be, on its books and records, and reflect each Purchase and contribution in its financial statements and tax returns as a sale or purchase or capital contribution, as the case may be.

ARTICLE VI

ADMINISTRATION AND COLLECTION
     SECTION 6.01. Designation of Collection Agent . The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the "Collection Agent") so designated hereunder from time to time. The Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. Upon the occurrence of a Collection Agent Default, the Purchaser or its assignee may designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. Upon the Seller's receipt of such notice, the Seller agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Purchaser (or its designee) believes will facilitate the transition of the performance of such activities to the new Collection Agent, and the Seller shall use its best efforts to assist the Purchaser (or its designee) to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Collection Agent and access to all employees and officers of the Seller responsible with respect thereto. The Collection Agent may, with the prior consent of the Purchaser, (such consent not to be unreasonably withheld) subcontract with any other Person for the servicing, administration or collection of Transferred Receivables. Any such subcontract shall not affect the Collection Agent's liability for performance of its duties and obligations pursuant to the terms hereof.

     SECTION 6.02. Duties of Collection Agent . (a) The Collection Agent shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Purchaser hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in a manner consistent with the Credit and Collection Policy and in the best interests of the Purchaser and its assignees.

          (b) Prior to the 10th Business Day of each month, the Collection Agent shall prepare and forward to the Purchaser (i) a Seller Report, relating to all then outstanding Transferred Receivables, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Collection Agent on the last day of the immediately preceding month, and (ii) if requested by the Purchaser, a listing by Obligor of all Transferred Receivables, together with an aging report of such Transferred Receivables.

          (c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Seller, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as the Seller deems appropriate, or otherwise amend or adjust the payment terms under the related Contract in a manner consistent with the Credit and Collection Policy, to maximize Collections thereof, provided that the classification of any such Transferred Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension.

          (d) The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.

          (e) The Collection Agent shall as soon as practicable following receipt turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Transferred Receivables, less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of the Collection Agent of servicing, collecting and administering the Receivables to the extent not covered by the Collection Agent Fee received by it.

          (f) The Collection Agent also shall perform the other obligations of the "Collection Agent" set forth in this Agreement with respect to the Transferred Receivables.

     SECTION 6.03. Collection Agent Fee . The Purchaser shall pay to the Collection Agent, so long as it is acting as the Collection Agent hereunder, a periodic collection fee (the "Collection Agent Fee") of 0.75% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on the 15th day of each month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day during each calendar month as the Purchaser and the Collection Agent shall agree.

     SECTION 6.04. Certain Rights of the Purchaser . (a) The Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by the Seller for the purpose of receiving Collections.

     (b) At any time following the designation of a Collection Agent other than the Seller pursuant to Section 6.01 or following and during the continuance of an Event of Termination or an Incipient Event of Termination: the Purchaser may give notice of ownership and/or direct the Obligors of Transferred Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Transferred Receivable shall be made directly to the Purchaser or its designee; and the Seller shall, upon the Purchaser's request and at the Seller's expense, (i) give notice of such ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under such Transferred Receivables be made directly to the Purchaser or its designee, and (ii) notify all other obligors to redirect funds and make payment with respect to amounts owing to the Seller to accounts of the Seller other than a Designated Account.

     (c) At the Purchaser's request and at the Seller's expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee.

     (d) The Seller authorizes the Purchaser to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security and related Contracts.

     SECTION 6.05.  Rights and Remedies.   (a)  If the Seller or
the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if the Seller (as Collection Agent or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by the Seller as provided in Section 8.01 or Section 9.04 as applicable.

     (b) The Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations or its obligations with respect to the Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the Seller thereunder.

     (c) The Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Transferred Receivables.

     (d) The Seller hereby grants to Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by Purchaser (whether or not from the Seller) in connection with the collection and enforcement of any Transferred Receivable.

     SECTION 6.06.  Transfer of Records to Purchaser.   Each
Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the Seller's right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of the Seller's computer software system to access and create such records. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

     The Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of the Seller's computer software system to access and create such records.

     In recognition of the Seller's need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to the Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of the Seller's business or in performance of its duties as Collection Agent, provided that (i) the Seller shall not disrupt or otherwise interfere with the Purchaser's use of and access to such records during such license period and (ii) the Seller consents to the assignment and delivery of the records (including any information contained therein relating to the Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.


ARTICLE VII

EVENTS OF TERMINATION
     SECTION 7.01.  Events of Termination .  If any of the
following events ("Events of Termination") shall occur and be continuing:

     (a)     The occurrence of any Collection Agent Default; or

     (b) The Seller shall fail (i) following a Collection Agent Default, to transfer to the Purchaser when requested rights, pursuant to this Agreement, which the Seller then has as Collection Agent, or (ii) to make any payment required under
Section 2.04; or

     (c) Any representation or warranty made or deemed made by the Seller or the Collection Agent under this Agreement or any other Transaction Document or any written information or report (including, without limitation, any E-Mail Seller Report) delivered by the Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such condition, to the extent it is capable of being remedied, shall remain unremedied for 10 days; or

     (d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by the Purchaser; or

     (e) The Seller shall fail to pay any payment of principal, face amount, interest, premium, fees or any similar obligation in respect of any Debt in an aggregate amount exceeding $25,000,000 when due or within any applicable grace period (provided, that if Section 6.01(e) of the Seller's existing $500,000,000 credit agreement, dated as of March 31, 1997, is amended to provide that no "Event of Default" under such credit agreement will result until such Debt is declared to be or otherwise becomes due and payable in such aggregate amount, then this clause (e) shall not constitute an Event of Termination hereunder unless such Debt is declared to be or otherwise becomes due and payable in such aggregate amount); or

     (f) Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or

     (g) The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

     (h) an Event of Termination shall have occurred under the Sale Agreement; or

     (i) There shall have occurred any event or events that result in a Material Adverse Effect; or

     (j) Any of the Seller's long term public senior unsecured debt securities (having a rating not dependant on any guaranty) are no longer rated at least BBB- by Standard & Poor's
Rating Services  and at least Baa3 by Moody's Investors Service,
Inc., or the Seller has not maintained both such ratings;

then, and in any such event, the Purchaser may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) if such Event of Termination coincides with or also constitutes a Collection Agent Default, and without limiting any right under this Agreement to replace the Collection Agent, designate another Person to succeed the Seller as Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, the Seller (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Purchaser (or its assigns or designees) shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.


ARTICLE VIII

INDEMNIFICATION

     SECTION 8.01. Indemnities by the Seller . Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an "Indemnified Party") from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables or in respect of any Transferred Receivable or any Contract, including, without limitation, arising out of or as a result of:

     (i) the inclusion, or purported inclusion, in any Purchase of any Receivable (unless expressly purported not to be an Eligible Receivable) that is not an Eligible Receivable on the date of such Purchase, or the characterization in any Seller Report or other statement made by the Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Seller Report or statement;

     (ii) reliance on any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

     (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation;

     (iv) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

     (v) the failure of the Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time;

     (vi) any restriction applicable to Persons other than the Seller that inhibits their ability to exercise their rights under this Agreement due to a confidentiality provision in a Contract that purports to restrict the ability of such Persons to exercise their rights under this Agreement, including, without limitation, their right to review the Contract;

     (vii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller acting as Collection Agent);

     (viii) any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Transferred
Receivable;

     (ix) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

     (x)     the commingling of Collections of Transferred
Receivables by the Seller or a designee of the Seller, as Collection Agent or otherwise, at any time with other funds of the Seller or an Affiliate of the Seller;

     (xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract;

     (xii) any failure of the Seller to comply with its covenants contained in Section 5.01;

     (xiii) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Seller hereunder;

      (xiv) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Transferred Receivable; or

     (xv)     any Dilution with respect to any Transferred
Receivable.

It is expressly agreed and understood by the parties hereto
(i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require the Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses resulting from such Person's gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.01.  Amendments, Etc.   No amendment or waiver of
any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     SECTION 9.02.  Notices, Etc.   All notices and other
communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

     SECTION 9.03. Binding Effect; Assignability . (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns; provided, however, that the Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

          (b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

     SECTION 9.04. Costs, Expenses and Taxes . (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Seller agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

          (b) In addition, the Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 9.05. No Proceedings . The Seller hereby agrees that it will not institute against the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

     SECTION 9.06. Confidentiality . Unless otherwise required by applicable law or regulation, each party hereto agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, and such party's assignee, (b) the legal counsel and auditors of the Seller and the Purchaser if they agree to hold it confidential, and (c) to rating agencies rating the Seller's equity and debt instruments.

     SECTION 9.07. GOVERNING LAW . THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT THE PROVISIONS RELATING TO THE PERFECTION OF THE PURCHASER'S OWNERSHIP INTEREST IN THE RECEIVABLES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT.

     SECTION 9.08. Third Party Beneficiary . Each of the parties hereto hereby acknowledges that the Purchaser is assigning its rights (but not its obligations) under this Agreement to Citicorp North America, Inc., as agent under the Sale Agreement, that such assignee and any subsequent assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and the Seller hereby consents to any such assignments. All such assignees, including parties to the Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser's rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

     SECTION 9.09. Execution in Counterparts . This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


SELLER:                    WITCO CORPORATION


                         By: ___________________________
                         Title: ____________________

                        Address:
                        One American Lane
                        Greenwich, Connecticut 06831-2559
                        Attention: ____________________
                        Facsimile No.:  (___) ___-____


PURCHASER:                    WITCO FUNDING CORPORATION

                              By: ___________________________
                              Title: ____________________
Address:

                              One American Lane
                              Greenwich, Connecticut 06831-2559
                              Attention: ____________________
                              Facsimile No.:  (___) ___-____